Exhibit 99.1
Baldwin Signs Amendment to Credit Agreement
Shelton, CT — July 31, 2009 — Baldwin Technology Company, Inc. (NYSE Amex: BLD), a leader in process automation technology for the global printing industry, announced today that it has successfully concluded an amendment to its credit agreement.
Baldwin Vice President and CFO John P. Jordan said, “Completion of this amendment is testimony to the confidence that our banking partners have in our ability to execute the initiatives and programs we put in place to counter the effect of the global economic contraction.
“This amendment establishes realistic covenant targets based on the sales, operating results and cash flow forecasts that the Company expects to achieve in its Fiscal Year 2010 Annual Operating Plan (AOP). The agreement also establishes a reporting framework with the banks for the Company to regularly communicate its achievement of AOP and covenant targets.
“We are very pleased to have reached an agreement that provides the Company with the necessary liquidity to implement our plans and execute on our strategic goals, and we appreciate the diligent efforts of our banking partners to collaborate on the agreement.”
The Company also noted that it intends to file a Report on Form 8-K with the Securities and Exchange Commission regarding the amendment early next week.
About Baldwin
Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the Company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems and the related consumables. For more information, visit http://www.baldwintech.com
Information for investors, including an investment profile about Baldwin is available at www.hawkassociates.com/profile/bld.cfm. Investors may contact Julie Marshall or Frank Hawkins, Hawk Associates, at (305) 451-1888, e-mail: baldwin@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.hawkassociates.com.
This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.